Exhibit (g)

NSW GOVERNMENT

Half-Yearly Review

2012-13

20 December 2012

This statement is released in compliance with section 8 of the Public Finance and Audit Act 1983. This section requires the Treasurer by 31 December in each year, to publicly release a statement (the half-yearly review) containing:

•	revised projections for the current financial year and an explanation of any significant variation in those revised projections from the original budget time projections

•	revised forward estimates, for major aggregates, over 3 years

•	the latest economic projections for the current financial year and an explanation of any significant variation from the budget time projections contained in the Budget Papers.

Section 8 also requires the half-yearly review is to be based on actual results as at the end of the previous October.

Also published with this statement are Uniform Presentation Framework (UPF) tables to meet Australian Loan Council reporting obligations.

Budget Paper No. 2 Budget Statement contains the full details of the 2012-13 Budget, as well as budget scope and other explanatory information. All financial statements presented are prepared in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting.

Notes to using this report

The Budget year refers to 2012-13, while the forward estimates period refers to 2013-14, 2014-15 and 2015-16.

Figures in tables, charts and text have been rounded. Discrepancies between totals and sums of components reflect rounding. Percentage changes are based on unrounded estimates.

www.treasury.nsw.gov.au

2012-13 Half-Yearly Review

2012-13 Half-Yearly Review

Chart and Table List

2012-13 Half-Yearly Review

1.	Overview

1.1	Economy

The economic outlook for Australia and NSW over the next two years is weaker than at Budget time, largely reflecting further downgrades to the global outlook. A fall in non-rural commodity prices since the budget lowers forecast State revenues from coal royalties.

Overall, the balance of risks to the outlook has not materially changed since Budget time. Major downside risks remain, including an escalation of the Euro zone sovereign and banking debt crisis and a failure to resolve the budgetary deadlock in the United States which triggers mandatory spending cuts and tax increases (the so-called “fiscal cliff”).

Since the Budget, NSW demand and output growth forecasts have been revised down modestly in both 2012-13 and 2013-14. The labour market is expected to be slightly weaker than at Budget time, with wage and inflation pressures remaining moderate.

1.2	Revised Budget Forecasts

While economic growth in NSW is now expected to slightly moderate over the next two years, sharp falls in thermal coal prices will lower State royalty revenues. Mining royalties are now forecast to be $1.9 billion lower over the period to 2015-16. This includes revenues from supplementary mining royalties being revised down to zero following significantly lower Commonwealth MRRT estimates.

However, the fall in coal royalties is largely offset by other State sourced revenues over the forward estimates. This includes a base increase in the 2011-12 final accounts compared to the forecast in the 2012-13 Budget.

The changes in grants from the Commonwealth also have mixed impacts. Over the forward estimates, GST and health payments are lower. Road grants are deferred from 2013-14 to 2014-15 and then increase in the latter years reflecting increased grants.

On the expenditure side of the budget, expenses are broadly in line with Budget forecasts. However, there is a divergence between accounting adjustments – which do not affect cash payments, but improve the operating result – and higher agency expenses which worsen the operating result. The most significant accounting adjustment since the Budget is the decrease in superannuation expenses as a result of historically low interest rates. The higher agency expenses include higher funding for preventative health, police wages following the IRC decision and policy changes to improve WorkCover.

2012-13 Half-Yearly Review	Page 1

Keeping expense growth below revenue growth delivers an improvement to the State’s operating balance over the forward estimates (as shown in Table 1.1). While the improvement in the operating result is encouraging, the combination of lower superannuation expenses and delayed but increased Commonwealth roads payments mask an underlying financial position that has deteriorated since Budget time.

Table 1.1:	General Government Budget Results

General Government	2011-12 $m	2012-13 $m	2013-14 $m	2014-15 $m	2015-16 $m
Budget Results

2012-13 Budget	(337)	(824)	289	562	1,172

Half-Yearly Review	680	(776)	(423)	1,367	1,758

This weaker position is confirmed by the State’s cash position which has deteriorated over the forward estimates (see Table 4.4) since budget time.

To ensure State finances remain on a sustainable footing while meeting the Government’s commitment to address the State’s infrastructure needs, the critical fiscal relationship is the impact cash outcomes have on debt, particularly in the general government sector. The significant increase in net debt over recent years is continuing and points to the need for improved cash outcomes and higher operating balances achieved through expense control without any further deterioration in revenues.

Table 1.2:	General Government Net Lending Results

General Government	2011-12 $m	2012-13 $m	2013-14 $m	2014-15 $m	2015-16 $m
Net Lending

2012-13 Budget	(2,833)	(3,473)	(3,267)	(1,521)	(519)

Half-Yearly Review	(2,024)	(4,117)	(3,208)	(1,439)	(819)

Change	809	(644)	59	82	(300)

The Government will look through operating result improvements largely driven by revenue and expense mismatches as well as accounting adjustments to the debt and net lending results. Accordingly, the Government will consider further measures in the lead-up to the 2013-14 Budget to address fiscal deterioration.

Page 2	2012-13 Half-Yearly Review

The deficits in 2012-13 and 2013-14 indicate challenges remain despite the greater expense control achieved. While expense growth is higher in 2012-13 than forecast at budget time, this reflects a lower base in 2011-12 as a result of greater discipline in that year. Importantly, the Half-Yearly Review forecasts the continuation of expense growth remaining below revenue growth over the forward estimates.

Over the next four years, average expense growth remains largely unchanged from Budget time although cash spending is being offset by lower superannuation costs. Improvements can be attributed to the budget compliance framework introduced in the 2011-12 and 2012-13 Budgets. Revenue growth is expected to be unchanged.

Table 1.3:	Growth in Revenue and Expenses

	Four year average growth 2011-12 to 2015-16
	Revenue %	Expense %
Headline

2012-13 Budget	3.9	3.3

Half-Yearly Review	3.9	3.5

Adjusted Basis(a)

2012-13 Budget	4.3	3.3

Half-Yearly Review	4.2	3.5

(a)	Adjusted for the timing of Commonwealth road grants

As outlined in the 2012-13 Budget, the Government remains committed to returning the Budget to fiscal sustainability over time. This is necessary to provide a buffer for continuing downside risks as well as to finance increased infrastructure spending without an unsustainable increase in net debt.

1.3	Infrastructure Investment

State infrastructure investment is expected to total $61.8 billion over the four years to 2015-16, which is unchanged from the Budget projection. A change in the composition of investment across the general government and the public trading enterprise (PTE) sectors has occurred as a result of the transfer of PTE capital expenditure to the general government sector under revised arrangements between Transport for NSW and RailCorp.

2012-13 Half-Yearly Review	Page 3

Future PTE capital expenditure requirements also will be lower as a result of significant reductions in capital requirements in the regulated electricity sector following the integration of the State’s distribution networks and in response to lower forecast demand. This decrease in PTE spending over the forward estimates is offset by higher general government capital expenditure without changing the overall capital envelope.

1.4	Balance Sheet

Variations in the general government balance sheet since the Budget principally reflect lower investment returns during 2011-12, as well as a downward revision of bond yields which had an adverse impact on the valuation of unfunded superannuation liabilities in June 2012. Net financial liabilities are accordingly projected to be $72.8 billion in June 2013, which is $11.6 billion higher than the Budget estimate. Higher unfunded superannuation liabilities continue across the forward estimates due to a slower than expected return to more normal yield levels.

General Government net debt is projected to be $18.5 billion at 30 June 2013, $1 billion higher than the Budget estimate. This principally reflects the early recognition of a PPP-related finance lease liability, debt transfers between the general government and PTE sectors and a slightly weaker cash result.

It should also be noted that the debt position forecast in the Half Year Review does not include proceeds from asset transactions currently underway for Port Botany and Port Kembla and the State’s electricity generators.

Table 1.4:	General Government Net Financial Liabilities and Net Debt

	30 June
	2012	2013	2014	2015	2016
Net Financial Liabilities
2012-13 Budget

- $m	65,507	61,161	59,409	59,351	59,465
- % of GSP	14.3	12.8	11.8	11.2	10.6

Half-Yearly Review

- $m	72,624	72,805	71,758	67,603	64,988
- % of GSP	16.0	15.4	14.4	12.9	11.8

Net Debt
2012-13 Budget

- $m	13,892	17,502	20,499	21,603	21,808
- % of GSP	3.0	3.6	4.1	4.1	3.9

Half-Yearly Review

- $m	14,127	18,521	21,862	23,357	24,622
- % of GSP	3.1	3.9	4.4	4.5	4.5

Page 4	2012-13 Half-Yearly Review

1.5	Auditor-General Review

On 6 November 2012 the Treasurer announced that the Auditor-General had agreed to undertake a review of the reasonableness of the estimates and forecasts in the Half-Yearly Review.

Apart from the three unresolved audit qualifications previously reported, nothing came to the Auditor-General’s attention that caused him to believe:

•	the estimated financial statements were not prepared on a basis consistent with the accounting policies on which they were stated to be based

•	the estimated financial statements were not prepared on the basis of the assumptions stated

•	the methodologies used to determine those assumptions were unreasonable.

Treasury is aware that the Auditor-General, in his review, continued to observe processes that create risks in the quality of financial reporting and were referred to in Volume Three of his 2012 Report to Parliament on State Finances. These included:

•

many agencies not having documented processes and policies underpinning the financial information provided to NSW Treasury for inclusion in the estimated financial statements of the general government sector

•	roles and responsibilities of management not being documented, with most agencies relying on past practice to inform current processes

•	a high reliance on spreadsheets which lacked adequate access and version controls and insufficient documentation of assumptions.

Further, the Auditor General noted that sophisticated financial systems and processes are required to generate reliable information and investment in improved systems and processes is necessary to ensure the integrity of financial information.

Treasury is working with all government agencies to address all these matters.

2012-13 Half-Yearly Review	Page 5

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Page 6	2012-13 Half-Yearly Review

2.	Fiscal Position

2.1	2012-13 Budget Result

The Budget result for 2012-13 is forecast to be a deficit of $776 million, a $48 million improvement on the Budget-time estimate. Both revenues and expenses are expected to be slightly higher than budget reflecting revised reporting arrangements for the delivery of rail infrastructure between Transport for NSW and RailCorp. Higher revenues from the sale of goods and services, fines and regulatory fees are offset by lower mining royalties and Commonwealth grants. Higher agency expenses are also largely offset by lower superannuation and grant expenses.

Table 2.1:	General Government Sector Operating Statement

					4 Months to
	2011-12	——2012-13——			31/10/2012
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m
Revenue from Transactions
Taxation	20,660	22,111	22,191	80	6,725
Grants and Subsidies
- Commonwealth general purpose	14,289	14,826	14,932	106	4,932
- Commonwealth national agreements	6,806	7,203	7,065	(138)	2,373
- Commonwealth national partnership payments	4,948	2,667	2,581	(86)	353
- Other grants and subsidies	700	698	865	167	364
Sale of goods and services	4,961	5,066	5,326	260	1,803
Interest	530	367	349	(18)	137
Dividend and Income Tax Equivalents from other sectors	2,138	2,367	2,390	23	801
Other dividends and distributions	410	546	573	27	159
Fines, regulatory fees and other	3,590	3,876	3,587	(289)	1,095

Total Revenue	59,032	59,727	59,860	133	18,741

Expenses from Transactions
Employee	25,425	26,541	26,411	(130)	8,605
Superannuation
- Superannuation interest cost	821	201	(44)	(245)	(15)
- Other superannuation	2,294	2,346	2,437	91	810
Depreciation and amortisation	2,978	3,294	3,270	(24)	1,036
Interest	2,061	2,147	2,166	19	671
Other property	1	1	1	—	—
Other operating	13,409	14,197	14,692	495	4,378
Grants and Subsidies
- Current grants and subsidies	9,220	9,264	9,157	(107)	3,228
- Capital grants	2,143	2,561	2,547	(14)	794

Total Expenses	58,352	60,552	60,636	85	19,508

BUDGET RESULT - SURPLUS/(DEFICIT) [Net Operating Result]	680	(824)	(776)	48	(767)

2012-13 Half-Yearly Review	Page 7

Table 2.1:	General Government Sector Operating Statement (cont)

						4 Months to
		2011-12	——2012-13——			31/10/2012
		Actual	Budget	Revised	Variance	Actual
		$m	$m	$m	$m	$m

Other economic flows included in the operating result
Gain/(Loss) from superannuation		—	—	—	—	—
Gain/(Loss) from other liabilities		(1,074)	387	111	(276)	2
Other net gains/(losses)		(824)	411	606	195	418
Share of earnings from Associates (excluding dividends)		(22)	(89)	(89)	—	1
Dividends from asset sale proceeds		12	—	126	126	—
Other		(631)	128	(97)	(225)	(14)

Operating result (accounting basis)		(1,859)	13	(119)	(132)	(360)

Other economic flows - other movements in equity

Superannuation actuarial gain/(loss)		(19,407)	6,829	2,984	(3,845)	3,923
Revaluations		5,838	1,142	2,481	1,339	—
Share of Earnings from Associates from Revaluations		546	—	—	—	—
Net gain/(loss) on equity investments in other sectors		(5,479)	2,431	1,543	(888)	1,658
Net gain/(loss) on financial instruments at fair value		3	—	—	—	—
Other		(41)	(34)	—	34	(7)

Comprehensive result - total change in net worth		(20,399)	10,382	6,889	(3,492)	5,214

Key Fiscal Aggregates

Comprehensive result - total change in net worth		(20,399)	10,382	6,889	(3,492)	5,214
less:	Net other economic flows	21,079	(11,206)	(7,666)	3,540	(5,981)

equals:	Budget Result - net operating balance	680	(824)	(776)	49	(767)

less:	Net acquisition of non-financial assets
	Purchase of non-financial assets	5,782	6,227	7,533	1,306	1,899
	Sales of non-financial assets	(384)	(536)	(628)	(92)	(90)
less:	Depreciation	(2,978)	(3,294)	(3,270)	24	(1,036)
plus:	Change in inventories	7	(3)	(2)	1	(9)
plus:	Other movements in non-financial assets
	- Assets acquired under finance leases	98	129	749	620	42
	- Other	179	125	(1,041)	(1,166)	(15)
equals:	Total Net acquisition of non-financial assets	2,704	2,648	3,341	693	791

equals:	Net Lending/(borrowing) [Fiscal Balance]	(2,024)	(3,473)	(4,117)	(644)	(1,558)

OTHER AGGREGATES
Capital Expenditure		5,880	6,356	8,282	1,926	1,941

Page 8	2012-13 Half-Yearly Review

Revenues

Total revenue in 2012-13 is estimated to be $59.9 billion or $133 million (0.2 per cent) higher than Budget. This is 1.4 per cent higher than revenue in 2011-12 compared with the Budget time estimate of an increase of 2.2 per cent. This is due to some of the higher revenues in 2011-12 not flowing through to the forward years.

2012-13 revenue	Variance from Budget	Rationale
Transfer duty	$86 million higher	Lower than expected interest rates in 2012-13 are expected to support higher housing market activity.

Payroll tax	$23 million higher	Relatively strong employment growth in the high income quartile.

Land tax	$121 million lower	Lower than expected increase in land values in 2012.

Motor vehicle tax	$48 million higher	Higher sales and vehicle fleet growth.

Gambling Taxes	$18 million higher	Higher than expected turnover.

Long Service Leave Levies	$29 million lower	Lower level of construction activity.

Waste Levy and Load Based Licenses	$33 million higher	Greater volumes of waste than expected and increased revenues for pollution control licenses.

GST	$106 million higher	Receipt of an adjustment payment from the Commonwealth due to its under estimation of the GST pool in 2011-12.

Commonwealth Specific Purpose Payment
• National Health Care	$139 million lower	Commonwealth changes to population growth methodology for 2011-12 and 2012-13 ($49 million in both years) and changes in health price inflation ($41 million).

• Education	$27 million lower	Lower student enrolments and lower indexation factor.

Commonwealth National Partnerships
• Department of Education and Communities	$94 million lower	Timing adjustments for both Early Childhood Education NP ($69 million) and Improving Teacher Quality NP ($56 million). New funding provided for Literacy and Numeracy NP ($39 million).

• DTIRIS	$59 million higher	Additional Commonwealth funding for Water for the Future - State Priority Projects.

• Transport for NSW	$27 million lower	Lower expenditure on the Pacific Highway projects, partially offset by higher expenditure on non-Pacific Highway projects.

• Ministry for Health	$24 million lower	Changes in Commonwealth Preventive Health payment schedule with funding now expected in future years.

2012-13 Half-Yearly Review	Page 9

2012-13 revenue	Variance from Budget	Rationale
Sales of Goods and Services	$260 million higher	Revised arrangements for delivery of transport infrastructure ($161 million) and higher revenues across a range of agencies following better than expected outcomes in 2011-12.

Mining Royalties	$500 million lower	Lower thermal coal prices, higher currency and lower revenue expectations for the supplementary coal royalties as a result of lower Commonwealth MRRT expectations.

Other Fines, Regulatory Fees	$211 million higher	Variations across a range of agencies including motor traffic fines hypothecated to the Community Road Safety Fund and industry and private sector donations in both the Department of Education and Communities and the Department of Planning and Infrastructure.

Expenses

Total expenses are estimated to be $60.6 billion in 2012-13 or $85 million (0.1 per cent) higher than budget. Expenses are expected to be 3.9 per cent higher than in 2011-12 compared to the Budget time estimate of an increase of 3.0 per cent. This reflects a lower expense base in 2011-12, the rollover of part of this under expenditure into 2012-13 under the Government’s new financial framework which removes incentives for increased end of year spending and new arrangements for the delivery of transport infrastructure.

Page 10	2012-13 Half-Yearly Review

2012-13 expenses	Variance from Budget(a)	Rationale
Crown	$284 million lower	Mainly lower superannuation costs and redundancy expenses now reported by other agencies.

Department of Education and Communities	$103 million lower	Mainly reflects delayed spending on a number of Commonwealth funded programs including Early Childhood and Teacher Quality NP offset by higher redundancy costs.

Department of Trade and Investment, Regional Infrastructure and Services	$62 million higher	Additional Commonwealth funded expenses associated with Water for the Future NP.

NSW Self Insurance Corporation	$37 million higher	Increased costs associated with Home Warranty Insurance Scheme.

NSW Police	$29 million higher	Mainly impact of Stage 1 of the Police Salary Award.

Transport for NSW	$188 million higher	Revised arrangements for delivery of transport infrastructure ($161 million) and Public Transport Ticketing Corporation expenses now included in the general government sector.

Roads and Maritime Authority	$25 million higher	Higher maintenance expenses in line with higher revenues.

WorkCover Authority	$15 million higher	Establishment of the WorkCover Independent Review Office ($31 million) offset by lower other spending.

(a)	Reflects movements in expenses paid outside the general government sector and therefore will not necessarily reflect agencies’ published accounts.

2012-13 Half-Yearly Review	Page 11

2.2	Forward Estimates

Significant reductions in mining royalties over the forward estimates are expected to be offset by increases in taxation, sales of goods and services, other recurrent grants and subsidies and fines and regulatory fees. Some of the higher revenue received in 2011-12 continues forward and provides a higher base for revenues in later years. Overall, revenues are expected to be above budget by an average of around $370 million per annum over the 4 years to 2015-16.

As shown in Table 2.2, there have also been significant movements in the timing of Commonwealth funding since the 2012-13 Budget. This reflects fiscal needs at the Commonwealth level and changes to the profile of road funding and construction.

Table 2.2:	Reconciliation Statement – Revenues

	2012-13 $m	2013-14 $m	2014-15 $m	2015-16 $m
Revenues - 2012-13 Budget	59,727	62,636	64,916	68,074

Policy Decisions	33	65	67	70

Parameters and Other Budget Variations

- Commonwealth grants	(118)	(625)	472	181

- Other	218	460	282	368

Revenues - 2012-13 Half-Yearly Review	59,860	62,536	65,737	68,693

Over the 4 years to 2015-16, revenues are expected to grow at an average annual rate of 3.9 per cent – the same as at Budget time (Table 2.3).

Table 2.3:	Comparison of Expected Revenue Growth

	2012-13%	2013-14%	2014-15%	2015-16%	Four year average %
2012-13 Budget	2.2	4.9	3.6	4.9	3.9
Half-Yearly Review	1.4	4.5	5.1	4.5	3.9

Table 2.4 shows latest estimates of taxation revenues over the period to 2015-16. Higher revenues from transfer duty, payroll tax and motor vehicle ownership are expected to be offset by lower land tax revenues over the four years.

Page 12	2012-13 Half-Yearly Review

Table 2.4:	Taxation Revenue

	2011-12	2012-13		2013-14	2014-15	2015-16
	Actual	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m	$m

Stamp Duties	5,338	6,095	6,189	6,424	6,876	7,492
Purchaser Transfer Duty	3,747	4,461	4,547	4,898	5,293	5,844
Other Stamp Duties	1,591	1,634	1,642	1,526	1,583	1,648
Payroll Tax	6,721	7,024	7,059	7,531	7,977	8,433
Land Tax	2,350	2,559	2,438	2,613	2,803	2,998
Taxes on Motor Vehicle Ownership and Operation	1,932	2,025	2,055	2,151	2,258	2,366
Gambling and Betting	1,815	1,885	1,902	1,987	2,081	2,186
Other Tax Revenues	2,504	2,523	2,548	2,758	2,968	3,125

Total Tax Revenues	20,660	22,111	22,191	23,464	24,963	26,600

Expenses are expected to be above budget by an average of around $190 million over the four years to 2015-16. Since the Budget, there has been a significant interest rate driven reduction in expected superannuation expenses of $1.1 billion. This downward revision has offset the impact of higher agency expenses arising from revised arrangements for asset acquisitions in the transport sector, the transfer of the Public Transport Ticketing Corporation to the general government sector, police salary increases, the creation of the Independent Review Office within WorkCover and timing adjustments associated with the expenditure of Commonwealth funds.

A reconciliation between Budget time and current estimates of expenses is shown in Table 2.5.

Table 2.5:	Reconciliation Statement – Expenses

	2012-13 $m	2013-14 $m	2014-15 $m	2015-16 $m
Expenses - 2012-13 Budget	60,552	62,347	64,353	66,902

Policy Decisions

- New Spending Initiatives	70	107	132	164
- Other Policy decisions including Savings	(3)	(3)	(1)	(3)

Parameters and Other Budget Variations

- Superannuation	(155)	(360)	(383)	(228)
- Interest	19	(59)	(97)	(67)
- Other(a)	153	927	367	167

Expenses - 2012-13 Half-Yearly Review	60,636	62,959	64,371	66,935

(a)	In 2013-14 includes delay in expenditure of Commonwealth grants.

Over the 4 years to 2015-16 expenses are expected to grow at 3.5 per cent. This compares with 3.3 per cent at Budget time.

2012-13 Half-Yearly Review	Page 13

Table 2.6:	Comparison of Expected Expense Growth

	2012-13%	2013-14%	2014-15%	2015-16%	Four year average %
2012-13 Budget	3.0	3.0	3.2	4.0	3.3
Half-Yearly Review	3.9	3.8	2.2	4.0	3.5

The increases in expense growth in 2012-13 and 2013-14 between the Budget and Half-Yearly Review is mainly driven by the rollover of under expenditure in 2011-12 into 2012-13, changes in arrangements for the delivery of transport infrastructure and timing adjustments to education expenditure under National Partnership Agreements.

Table 2.7:	General Government Sector Operating Statement – 2011-12 to 2015-16

	2011-12	2012-13	2013-14	2014-15	2015-16
	Actual	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	20,660	22,191	23,464	24,963	26,600
Grants and Subsidies
- Commonwealth general purpose	14,289	14,932	15,651	16,343	16,947
- Commonwealth national agreements	6,806	7,065	7,228	7,913	8,557
- Commonwealth national partnership payments	4,948	2,581	2,480	2,825	2,315
- Other grants and subsidies	700	865	1,113	1,033	1,068
Sale of goods and services	4,961	5,326	5,678	5,782	5,947
Interest	530	349	368	369	359
Dividend and Income Tax Equivalent from other sectors	2,138	2,390	2,333	1,997	2,108
Other dividends and distributions	410	573	475	508	535
Fines, regulatory fees and other	3,590	3,587	3,744	4,002	4,258

Total Revenues	59,032	59,860	62,536	65,737	68,693

Expenses from Transactions
Employee	25,425	26,411	26,785	27,145	28,036
Superannuation
- Superannuation interest cost	821	(44)	(11)	187	432
- Other superannuation	2,294	2,437	2,510	2,531	2,651
Depreciation and amortisation	2,978	3,270	3,488	3,641	3,765
Interest	2,061	2,166	2,342	2,511	2,614
Other property	1	1	1	1	1
Other operating	13,409	14,692	15,100	15,162	16,181
Grants and Subsidies
- Current grants and subsidies	9,220	9,157	9,368	9,772	10,070
- Capital grants	2,143	2,547	3,376	3,421	3,185

Total Expenses	58,352	60,636	62,959	64,371	66,935

BUDGET RESULT - SURPLUS/(DEFICIT) [Net Operating Result]	680	(776)	(423)	1,367	1,758

Page 14	2012-13 Half-Yearly Review

Table 2.7:	General Government Sector Operating Statement – 2011-12 to 2015-16 (cont)

		2011-12	2012-13	2013-14	2014-15	2015-16
		Actual	Revised	Forward estimates
		$m	$m	$m	$m	$m

Other economic flows included in the operating result
Gain/(Loss) from superannuation		—	—	—	—	—
Gain/(Loss) from other liabilities		(1,074)	111	229	302	187
Other net gains/(losses)		(824)	606	469	467	489
Share of earnings from Associates (excluding dividends)		(22)	(89)	36	29	40
Dividends from asset sale proceeds		12	126	—	—	—
Other		(631)	(97)	(1)	(18)	(4)

Operating result (accounting basis)		(1,859)	(119)	311	2,146	2,471

Other economic flows - other comprehensive income
Superannuation actuarial gains/(loss)		(19,407)	2,984	3,768	4,907	2,723
Revaluations		5,838	2,481	2,425	2,425	2,415
Share of Earnings from Associates from Revaluations		546	—	—	—	—
Net gain/(loss) on equity investments in other sectors		(5,479)	1,543	5,040	4,872	4,127
Net gain/(loss) on financial instruments at fair value		3	—	—	—
Other		(41)	—	(210)	(130)	(50)

Comprehensive result - total change in net worth		(20,399)	6,889	11,334	14,220	11,685

Key Fiscal Aggregates

Comprehensive result - total change in net worth		(20,399)	6,889	11,334	14,220	11,685
less:	Net other economic flows	21,079	(7,666)	(11,757)	(12,853)	(9,927)
equals:	Budget Result - net operating balance	680	(776)	(423)	1,367	1,758

less:	Net acquisition of non-financial assets
	Purchase of non-financial assets	5,782	7,533	7,965	8,643	7,711
	Sales of non-financial assets	(384)	(628)	(425)	(474)	(327)
less:	Depreciation	(2,978)	(3,270)	(3,488)	(3,641)	(3,765)
plus:	Change in inventories	7	(2)	(2)	1	(14)
plus:	Other movements in non-financial assets
	- Assets acquired under finance leases	98	749	161	134	164
	- Other	179	(1,041)	(1,426)	(1,858)	(1,192)
equals:	Total Net acquisition of non-financial assets	2,704	3,341	2,785	2,806	2,577

equals:	Net Lending/(borrowing) [Fiscal Balance]	(2,024)	(4,117)	(3,208)	(1,439)	(819)

OTHER AGGREGATES
Capital Expenditure		5,880	8,282	8,126	8,777	7,875

2012-13 Half-Yearly Review	Page 15

2.3	Infrastructure Investment

Over the four years to 2015-16, state infrastructure investment is expected to total $61.8 billion – the same level as at Budget time. A $7.1 billion increase in the general government sector is offset by a $7.2 billion decrease in the public trading enterprise sector. As part of new administrative arrangements within the Transport cluster, over $6 billion of rail capital expenditure previously recorded within the PTE sector is now shown within the general government sector. These assets are subsequently transferred to the PTE sector.

Table 2.8:	State Infrastructure Investment Summary

	2012-13		2013-14	2014-15	2015-16	Total
	Budget	Revised	Forward estimates			Estimates
Total State	$m	$m	$m	$m	$m	$m

Half-Yearly Review
General Government	6,356	8,282	8,126	8,777	7,875	33,060
PTE Sector	8,652	6,871	8,138	7,240	6,423	28,672
Transport	2,468	1,208	1,814	1,708	1,457	6,187
Other	6,184	5,663	6,324	5,532	4,966	22,485

Total(a)	15,000	15,167	16,272	16,026	14,298	61,763

Variation from 2012-13 Budget
General Government		1,926	662	2,553	1,949	7,090
PTE Sector		(1,781)	(1,410)	(2,335)	(1,688)	(7,214)

Total(a)		167	(732)	234	268	(61)

(a)	Total state infrastructure investment may not total general government and PTE sector infrastructure investment because of inter-sector purchases and minor asset acquisitions in the public financial enterprise sector.

Page 16	2012-13 Half-Yearly Review

General Government

In 2012-13, capital expenditure is expected to total $8.3 billion, which is $1,926 million above the Budget estimate. The main changes in the program are:

2012-13 capital expenditure	Variance from Budget	Main reasons why
Transport for NSW (TfNSW)	$1,352 million higher	Includes $1.2 billion of RailCorp capital expenditure previously recorded within the Public Trading Enterprise sector. In addition, the Public Transport Ticketing Corporation (PTTC) was dissolved on 1 July 2012 with its functions and capital program transferred to TfNSW. The offsetting decrease in capital expenditure of $124 million is shown in public trading enterprise sector.

Ministry of Health	$ 620 million higher	The recognition of the Royal North Shore Public Private Partnership in 2012-13 rather than in 2013-14.

Department of Premier and Cabinet	$ 62 million higher	Service NSW (Simpler Government Services Initiative).

Department of Family and Community Services	$ 48 million lower	Change in timing of expenditure for a number of projects with $50 million carrying forward into 2013-14 and $2 million carrying forward from the year 2011-12.

NSW Businesslink Pty Ltd	$ 27 million lower	Delays in shared corporate services reform.

The increase of $7.1 billion in general government capital expenditure for the four years to 2015-16 is mainly due to:

•	RailCorp capital expenditure of $6,045 million previously shown in the PTE sector in line with new administrative arrangements in the transport cluster

•	the dissolution of Public Transport Ticketing Corporation (a PTE entity) on 1 July 2012 and transfer of its functions to TfNSW (a general government sector entity)

•	timing adjustments to various health projects and new car parks in Nepean, Blacktown and Wollongong Hospitals

•	higher expenditure on road projects in line with additional Commonwealth funding in the later years of the forward estimates.

2012-13 Half-Yearly Review	Page 17

Public Trading Enterprises

In the four years to 2015-16, capital expenditure in the public trading enterprise sector is expected to total $28.7 billion. This is a decrease of $7.2 billion or 20 per cent and is due to the transfer of rail capital expenditure to the general government sector ($6,045 million), the transfer of PTTC spending to TfNSW ($281 million) and reductions as a result of greater efficiency in the capital programs in housing, water and electricity sectors without impacting service delivery.

Reductions in forecast capital expenditure in the commercial PTE sector include $786 million in the regulated electricity sector, reflecting additional capital expenditure savings from Ausgrid, Endeavour Energy and Essential Energy, as well as the response by Transgrid to reduced demand forecasts. These reductions have been partially offset by an increase in the estimated development cost of the Cobbora mine project, which is subject to a sales process.

A $328 million reduction in the water sector is largely the result of more active management by Hunter Water of its capital program to reflect reduced long term demand forecasts and increased focus on consumer price outcomes.

Page 18	2012-13 Half-Yearly Review

Balance Sheet

Table 2.9 provides a comparison of the latest projections for the general government sector balance sheet compared with estimates in the 2012-13 Budget.

Table 2.9:	General Government Sector Balance Sheet

	June 2012	——June 2013——			October 2012
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m

ASSETS

Financial Assets
Cash and cash equivalent assets	6,576	3,930	5,087	1,157	6,112
Receivables	6,012	6,018	6,369	351	5,737
Tax equivalent receivables	470	274	462	188	473
Financial assets at fair value	7,235	9,287	8,425	(862)	7,843
Advances paid	936	1,198	965	(233)	1,083
Deferred tax equivalents	4,733	4,929	4,955	26	4,735
Equity
Investments in other public sector entities	78,306	82,904	77,909	(4,995)	78,175
Investment in associates	4,224	1,282	4,225	2,943	4,218
Other	12	29	12	(17)	12

Total Financial Assets	108,504	109,851	108,409	(1,442)	108,388

Non-Financial Assets
Inventories	284	278	295	17	275
Forestry stock and other biological assets	8	9	8	(1)	8
Assets classified as held for sale	432	188	192	4	394
Investment properties	169	228	200	(28)	180
Property plant and equipment
Land and buildings	62,020	57,547	63,966	6,419	62,378
Plant and equipment	9,828	9,516	10,098	582	9,619
Infrastructure systems	63,883	64,280	68,733	4,453	66,050
Intangibles	1,710	1,808	2,037	229	1,718
Other	1,495	1,675	1,767	92	1,414

Total Non-Financial Assets	139,829	135,529	147,296	11,767	142,036

Total Assets	248,333	245,380	255,706	10,326	250,424

LIABILITIES
Deposits held	1,233	1,069	1,070	1	1,244
Payables	4,423	3,965	4,428	463	3,872
Tax equivalent payables	18	—	—	—	18
Borrowings and derivatives at fair value	16	80	14	(66)	16
Borrowings at amortised cost	26,870	30,037	31,185	1,148	28,438
Advances received	755	730	730	(0)	754
Employee provisions	12,802	11,902	12,802	900	12,723
Superannuation provisions	47,181	31,266	43,432	12,166	42,984
Deferred tax equivalent provision	780	712	772	60	783
Other provisions	6,252	6,211	6,605	394	6,414
Other	2,492	2,134	2,269	135	2,589

Total Liabilities	102,822	88,108	103,306	15,200	99,836

NET WORTH	145,511	157,272	152,400	(4,872)	150,588

OTHER KEY AGGREGATES
Net Debt	14,127	17,502	18,521	1,019	15,413
Net Financial Liabilities(a)	72,624	61,161	72,805	11,644	69,623

(a)	Excludes PTE/PFE Equity.

2012-13 Half-Yearly Review	Page 19

Net Financial Liabilities

Net financial liabilities are projected to be $72.8 billion in June 2013, which is $11.6 billion higher than the Budget estimate. This increase reflects the revaluation of superannuation liabilities using a significantly lower interest rate than assumed in the 2012-13 Budget. As interest rates return to more normal levels, the level of net financial liabilities will progressively fall.

Chart 2.1:	General Government Net Financial Liabilities

(a)	Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.

Net Debt

Net debt is projected to be $18.5 billion at 30 June 2013, $1 billion higher than the Budget estimate. This principally reflects earlier recognition of the finance lease liability associated with the Royal North Shore Private Public Partnership, debt transfers between the general government and PTE sector and a slightly weaker cash result.

Table 2.10 shows a comparison of net debt for the general government sector shown at Budget time and as currently estimated. As noted by rating agencies, net debt and its serviceability are a fiscal pressure point and will be the focus of Government attention in the 2013-14 Budget.

Page 20	2012-13 Half-Yearly Review

Table 2.10:	Net Debt

	2012-13		2013-14	2014-15	2015-16
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Net Debt - 2012-13 Budget	17,502	—	20,499	21,603	21,808
Net Debt - 2012-13 Half-Yearly Review	—	18,521	21,862	23,357	24,622

Change since 2012-13 Budget		1,019	1,363	1,754	2,814

Chart 2.2:	General Government Net Debt

(a)	Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.
(b)	Net debt has been adjusted to exclude the impact of prepaid superannuation contributions and transactions of the General Government Liability Management Fund.

2.4	Cash Flow

The projected cash deficit for 2012-13 of $4.4 billion is $344 million higher than the Budget-time estimate. The change mainly reflects the transfer of the Public Transport Ticketing Corporation to the general government sector, lower dividend and grants receipts and higher underlying cash operating payments after allowing for new arrangements for the delivery of transport infrastructure. Lower expenses shown in the operating statement in 2012-13 reflect a reduction in non-cash superannuation expenses.

2012-13 Half-Yearly Review	Page 21

Table 2.11:	General Government Sector Cash Flow Statement

					4 Months to
	2011-12	——2012-13——			31/10/2012
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m
Cash Receipts from Operating Activities
Taxes received	20,801	22,103	22,182	79	7,046
Receipts from sale of goods and services	5,046	5,270	5,339	69	2,031
Grants & subsidies received	26,640	25,516	25,443	(73)	7,809
Interest receipts	521	370	344	(26)	115
Dividends and income tax equivalents	1,980	2,353	2,163	(190)	994
Other receipts	6,394	5,980	5,965	(15)	1,822
Total Cash Receipts from Operating Activities	61,382	61,592	61,436	(156)	19,818

Cash Payments from Operating Activities
Payments for employees	(24,755)	(26,573)	(26,280)	293	(8,760)
Payments for superannuation	(7,673)	(3,157)	(3,162)	(5)	(1,074)
Payments for goods and services	(14,728)	(15,758)	(15,715)	43	(4,925)
Grants and subsidies paid	(9,576)	(9,888)	(8,894)	994	(3,451)
Interest paid	(1,405)	(1,576)	(1,606)	(30)	(535)
Other payments	(3,549)	(2,922)	(3,197)	(275)	(969)
Total Cash Payments from Operating Activities	(61,686)	(59,875)	(58,854)	1,020	(19,713)

Net Cash Flows from Operating Activities	(304)	1,717	2,582	864	105

Cash Flows from investments in Non-Financial Assets
Sale of non-financial assets	379	520	613	93	81
Purchases of non-financial assets	(5,806)	(6,265)	(7,566)	(1,301)	(1,941)

Net Cash Flows from Investments in Non-Financial Assets	(5,427)	(5,744)	(6,953)	(1,208)	(1,860)

Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	323	271	341	70	9
Payments	(148)	(181)	(167)	14	31

Total Cash Flows from Investments in Financial Assets for Policy Purposes	175	91	174	84	40

Net Flows from investments from Financial Assets for Liquidity Purposes
Receipts from sale/maturity of investments	564	1,271	102	(1,169)	63
Payments for purchases of investments	(393)	(770)	(593)	177	(189)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	171	501	(491)	(992)	(126)

Cash Flows from Financing Activities
Advances received	14	—	—	—	—
Advances repaid	(54)	(52)	(52)	(0)	(1)
Proceeds from borrowings	12,701	3,775	3,912	137	1,421
Repayments of borrowings	(8,842)	(516)	(518)	(2)	(119)
Deposits received (net)	(147)	(146)	(165)	(19)	10
Other financing (net)	12	—	7	7	11
Net Cash Flows from Financing Activities	3,684	3,061	3,184	123	1,322

Net Increase/(Decrease) in Cash Held	(1,701)	(375)	(1,505)	(1,130)	(520)
Net cash flows from operating activities	(304)	1,717	2,582	864	105
Net cash flows from investments in non-financial assets	(5,427)	(5,744)	(6,953)	(1,209)	(1,860)

Cash Surplus/(Deficit)	(5,731)	(4,027)	(4,371)	(344)	(1,755)

Page 22	2012-13 Half-Yearly Review

3.	Economic Outlook

The global economic outlook has weakened since Budget time. This has affected both the national and NSW economic outlook. Nevertheless, the outlook is for a modest global recovery, around trend growth in the national economy and growth returning to trend in the NSW economy. The pick-up in NSW growth is expected as the investment phase of the mining boom peaks and activity gradually improves in the non-mining sectors (particularly dwelling investment and non-mining related business investment). Growth will also be supported by firm household income and consumption growth, contributions from public demand, and strong growth in non-rural commodity exports.

3.1	World Economy

Growth in the global economy slowed in the first half of 2012. The slowdown was broad-based across countries and forward looking indicators point to the loss of momentum persisting over the remainder of the year. Consistent with this weakness, the International Monetary Fund (IMF) revised down its growth forecasts in July and again in October, resulting in an overall downward revision of  1/4 per cent in 2012 and  1/2 per cent in 2013.

The IMF expects global growth to be 3 1/4 per cent in 2012, picking-up gradually to 3 1/2 per cent in 2013. The forecasts include a modest recovery in the Euro Zone from mid-2013 and a continuation of moderate growth in the United States. Underlying these forecasts are key assumptions that the Euro Zone adopts policies that avoid further intensification of their debt crisis and that the United States avoids its ‘fiscal cliff’ by adopting more moderate fiscal consolidation.

As highlighted in the 2012-13 Budget, global risks are concentrated to the downside and include an intensification of the European banking and sovereign debt crisis and the ‘fiscal cliff’ in the United States stalling the still fragile recovery. The balance of risks has not materially changed since Budget time, with a number of downside risks materialising but being met with policy responses (further quantitative easing in the United States, additional support from the European Central Bank, monetary and fiscal policy easing in China).

In the United States, output and employment growth improved in the September quarter 2012 after slower than expected growth in mid-2012. While indicators point to this improved momentum continuing into the December quarter 2012, the impact of Hurricane Sandy is a downside risk, as is the general uncertainty around the impending ‘fiscal cliff’ and debt ceiling.

2012-13 Half-Yearly Review	Page 23

Economic activity continued to contract in the Euro Zone in the September quarter 2012 with weakness in periphery economies spilling over to core economies. Actions by Europe since Budget time have stabilised financial markets, but, as expected, progress to find a workable solution has been slow and a number of problems remain unresolved. As a result, global financial market fragility and uncertainty remain, highlighted by United States and Australian 10 year bond yields being below those when Budget forecasts were prepared.

Growth in China stabilised in the September quarter 2012 and recent indicators suggest conditions improved into the December quarter 2012, in response to the earlier easing in fiscal and monetary policy. In Japan, output contracted in the September quarter 2012, with exports falling due to weak external demand and domestic activity declining as the boost from natural disaster recovery and reconstruction waned.

Activity in the rest of East Asia has softened, especially in economies that have a high trade exposure, with exports and industrial production having slowed substantially. While the IMF revised down growth in East Asia, the region is expected to grow at a solid pace and faster than most other parts of the global economy. Importantly for Australia and New South Wales, risks around a near-term hard landing in China have declined.

3.2	Australian Economy

The outlook for growth in the national economy has been revised down, reflecting slower global growth weighing on trade and confidence, and a larger than expected fall in the terms of trade slowing income growth and mining investment. The Australian dollar has remained buoyant, continuing to restrain the non-mining trade exposed sectors of the economy (including tourism, education and manufacturing). The high dollar partly reflects strong offshore demand for triple-A rated Australian Government bonds and interest rate differentials.

However, the outlook for growth remains positive, underpinned by solid growth in Australia’s major trading partners, a large pipeline of committed mining investment, and strong growth in non-rural commodity exports. Despite mining investment being forecast to peak earlier and at a lower level, it is still expected to support activity in the broader economy over the next two years. As the investment phase of the mining boom peaks in 2013-14, the export phase is expected to increasingly take over as a driver of economic growth. This is forecast to coincide with a gradual improvement in the non-mining sectors (particularly dwelling investment and non-mining related business investment).

Public demand is expected to detract from growth in 2012-13 as the Commonwealth and to a lesser extent State Governments undertake fiscal consolidation. Additional fiscal consolidation was announced by the Commonwealth Government in its Mid-Year Economic and Fiscal Outlook.

The Australian economy is expected to grow at around its trend rate in both 2012-13 and 2013-14.

Page 24	2012-13 Half-Yearly Review

3.3	New South Wales Economy

NSW Gross State Product growth is forecast to remain below-trend in 2012-13 at 2 per cent before recovering to trend growth of 2 3/4 per cent in 2013-14. This is  1/4 of a percentage point lower for both years compared with Budget time, reflecting revisions to global and Australian growth.

While the economic outlook has weakened slightly, it remains broadly in line with the outlook at Budget time, underpinned by:

•	solid trading partner growth and an anticipated modest recovery in global activity

•	strong growth in mining investment and non-rural commodity exports

•	strong demand from resource-intensive states for NSW services and manufactured goods

•	lower interest rates

•	solid fundamentals for the housing construction sector including strong rental price growth, a low rental vacancy rate and firm growth in household incomes and the population

•	a strong outlook for farm production and exports

•	public investment picking up over the next two years, consistent with the NSW Government capital spending profile.

NSW domestic demand (SFD) growth is expected to improve over 2012-13 and return to trend in 2013-14 as the investment (and employment intensive) phase of the mining boom peaks and activity gradually improves in the non-mining sectors (particularly dwelling investment and non-mining related business investment). Growth will also be supported by firm household income and consumption growth and public demand contributing to growth.

This transition is expected to be assisted by low interest rates and a modest reversal of the Australian dollar’s strong appreciation over recent years, in line with the lower terms of trade. The Reserve Bank of Australia has reduced the cash rate by 175 basis points since November 2011 (including 50 basis points since Budget time) and the Half-Yearly Review forecasts assume that interest rates will remain below average over the next two years (in line with private sector economists’ expectations).

Employment growth has been revised down over the next two years in line with weaker activity but is still expected to strengthen in 2013-14 as domestic demand increases and conditions gradually improve in the non-mining sectors. The unemployment rate has remained fairly steady at around 5 per cent over the last year, a low level by historical standards. Nevertheless, it is expected to rise slightly to 5 1/2 per cent over the next two years (unchanged from Budget-time forecasts).

2012-13 Half-Yearly Review	Page 25

Table 3.1:	New South Wales Economic Performance and Outlook(a)1

	2011-12	2012-13		2013-14		2014-15 and 2015-16(b)
	Outcome	Budget Forecast	Revised Forecast	Budget Forecast	Revised Forecast	Budget Projection	Revised Projection
Real state final demand	2.2	2 3/4	2 1/2	3 1/2	3
Real gross state product	2.4	2 1/4	2	3	2 3/4	2 3/4	2 3/4
Employment	0.6	1	3/4	1 1/4	1	1 1/4	1 1/4
Unemployment rate(c)	5.2	5 1/2	5 1/2	5 1/2	5 1/2
Sydney CPI(d)	2.5	2 1/2	2 1/2	2 1/2	2 1/2	2 1/2	2 1/2
- through the year to June quarter(d)	1.3	3	3	2 1/2	2 1/2
Wage price index	3.6	3 1/2	3 1/2	3 1/2	3 1/2	3 1/2	3 1/2

(a)	Per cent change, year average, unless otherwise indicated
(b)	Projections are in year average terms
(c)	Year average, per cent
(d)	2012-13 forecasts include the 3/4 percentage point impact of the introduction of the carbon tax

Household consumption

The outlook for household consumption growth is unchanged from Budget time. Households continue to be cautious in their spending and borrowing behaviour – with the national savings rate at 10.8 per cent in 2011-12 and credit growing at historically low rates – reflecting both structural balance sheet repair and cyclical precautionary savings. Over the next two years household consumption is expected to grow at a firm, albeit below-trend rate, broadly in line with below-trend income growth (reflecting moderate employment and wage growth).

Dwelling investment

Recent indicators (such as private building approvals and established house prices) point to a modest improvement in dwelling investment over the second half of 2012. Underpinned by solid fundamentals, the dwelling investment recovery is expected to strengthen through 2012-13 and into 2013-14 as lower interest rates gradually stimulate activity and State Government initiatives take effect. However, the timing and strength of the recovery will be influenced by the extent of global uncertainty, low confidence and cautious behaviour.

[1]

Economic forecasts are based on data available at the time the forecasts were prepared, which includes results to June 2011 for Gross State Product, to the June quarter 2012 for State Final Demand, Wage Price Index and Consumer Price Index, to the March quarter 2012 for population, and September 2012 for the Labour Force.

Page 26	2012-13 Half-Yearly Review

Business investment

Business investment growth has been revised down since Budget time, but is still expected to grow firmly over the next two years, underpinned initially by strong growth in the mining sector.

The outlook for engineering construction remains solid with the pipeline of activity continuing to expand and broadening out from heavy industry (mainly mining). Despite the national mining investment outlook weakening, the direct effect on NSW mining investment is expected to be more muted as most project cancelations or deferrals have occurred in the resource-intensive states.

The outlook for non-mining investment has been revised down in line with weakness in partial indicators. Capacity utilisation has decreased, growth in commercial finance has declined and business surveys are reporting that conditions and confidence are below average. There are encouraging signs that the non-residential building sector may be bottoming out after a number of years of declining activity. However, the pipeline of activity is very low and points to no substantial recovery until at least 2013-14.

Public final demand

Public demand (consumption and investment) is expected to contribute modestly to growth over the next two years, with Commonwealth Government fiscal consolidation offset by strong growth in NSW Government capital spending.

Net Exports

The outlook for net exports of goods and services overseas remains broadly as expected at Budget time, with downward revisions to both export and import growth. New South Wales is expected to benefit from positive contributions from interstate trade, due to strong demand from resource-intensive states, although by less than expected at Budget time due to a weaker outlook for national mining investment.

Following strong growth in 2011-12, merchandise export growth slowed in the September quarter with declines in nominal manufactured, rural and non-rural commodity exports. Partial indicators of service exports, particularly international student enrolments, have remained weak into 2012-13. Nevertheless, export growth is expected to remain strong over the next two years underpinned by ongoing high demand for non-rural commodities (particularly from Asia), improving global growth and a strong farm sector outlook.

Import growth is expected to remain strong over the next two years, reflecting the high Australian dollar and firming domestic demand growth.

2012-13 Half-Yearly Review	Page 27

Labour Market

Employment growth has improved at a modest pace in recent months as have average hours worked. Employment conditions across industries remain divergent, as declines in some industries offset gains in others, the net result being slow overall growth in employment.

Labour supply growth slowed substantially through 2011 but has improved modestly to date in 2012 with indicators of net overseas migration pointing to a pick-up in population growth.

The unemployment rate has remained fairly steady at around 5 per cent over the last year, a low level by historical standards. A key domestic risk for New South Wales is that structural change driven by a persistently high Australian dollar and changes in consumer behaviour, has a greater than expected impact on employment in the non-mining-related sectors. This poses a risk that a skills mismatch could see unemployment temporarily rise more than expected.

Wages

Wages growth is expected to remain contained around 3 1/2 per cent in 2012-13 and 2013-14 reflecting the outlook for the labour market and moderate inflation. These forecasts are unchanged from Budget time. Private sector wage growth slowed to around a trend rate in the September quarter 2012 while public sector wage growth has moderated reflecting the Government’s wages policy.

Inflation

Through the year growth in Sydney’s Consumer Price Index (CPI) picked up significantly in the September quarter 2012 to 2.3 per cent, boosted by the introduction of the carbon tax and means testing of the private health insurance rebate. Underlying price pressures though remained moderate, with national underlying inflation increasing to 2.5 per cent.

Sydney’s CPI is expected to rise to 3 per cent through the year to the June quarter 2013 (2 1/4 per cent excluding the carbon tax) before moderating to the mid-point of the RBA’s target range through the year to the June quarter 2014. In year average terms, the Sydney CPI is expected to be moderate at around 2 1/2 per cent in 2012-13 and 2013-14, unchanged from Budget time.

Medium-term outlook

Forecasts are provided for the Budget year and 2013-14 while projections are made for 2014-15 and 2015-16 based on medium-term economic parameters.

The projections of key economic parameters for the years 2014-15 and 2015-16 are unchanged from Budget time.

Page 28	2012-13 Half-Yearly Review

4.	Uniform Financial Reporting

4.1	Uniform Presentation Tables

A Uniform Presentation Framework (UPF) for financial aggregates has been agreed by the Australian Loan Council. As part of the Framework, each jurisdiction is to publish a mid year report, i.e. a half-yearly review of the Budget, by the end of February each year.

The UPF tables have been prepared consistent with the 2012-13 Budget, in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting. This standard adopts a harmonised GFS-GAAP reporting basis. The main differences in reporting on an AASB 1049 basis compared with a GFS basis are outlined on pages 9-4 to 9-8 of 2012-13 Budget Paper No. 2 Budget Statement.

This UPF report includes operating statements, balance sheets and cash flow statements for the NSW general government sector, public non-financial corporation (PNFC) sector and non-financial public sector.

The Half-Yearly Review presents revised fiscal estimates for the current budget year and the three following years for the general government sector. In addition, revised estimates are presented for the PNFC sector and the non-financial public sector (i.e. a consolidation of the general government sector and the PNFC sector). These revised estimates take into account fiscal and economic developments since the Budget.

2012-13 Half-Yearly Review	Page 29

Table 4.1:	General Government Sector Operating Statement

	2012-13 Budget $m	2012-13 Revised $m	2013-14	2014-15	2015-16
			Forward estimates
			$m	$m	$m
Revenue from Transactions
Taxation	22,111	22,191	23,464	24,963	26,600
Grants and Subsidies
Commonwealth - general purpose	14,826	14,932	15,651	16,343	16,947
Commonwealth - national agreements	7,203	7,065	7,228	7,913	8,557
Commonwealth - national partnership payments	2,667	2,581	2,480	2,825	2,315
Other grants and subsidies	698	865	1,113	1,033	1,068
Sale of goods and services	5,066	5,326	5,678	5,782	5,947
Interest	367	349	368	369	359
Dividend and income tax equivalent income from other sectors	2,367	2,390	2,333	1,997	2,108
Other dividends and distributions	546	573	475	508	535
Fines, regulatory fees and other	3,876	3,587	3,744	4,002	4,258
Total Revenue from transactions	59,727	59,860	62,536	65,737	68,693
Expenses from Transactions
Employee	26,541	26,411	26,785	27,145	28,036
Superannuation
Superannuation interest cost	201	(44)	(11)	187	432
Other superannuation	2,346	2,437	2,510	2,531	2,651
Depreciation and amortisation	3,294	3,270	3,488	3,641	3,765
Interest	2,147	2,166	2,342	2,511	2,614
Other property	1	1	1	1	1
Other operating	14,197	14,692	15,100	15,162	16,181
Grants and Transfers
Current grants and transfers	9,264	9,157	9,368	9,772	10,070
Capital grants and transfers	2,561	2,547	3,376	3,421	3,185
Total Expenses from transactions	60,552	60,636	62,959	64,371	66,935

BUDGET RESULT - SURPLUS/(DEFICIT) [Net Operating Balance]	(824)	(776)	(423)	1,367	1,758

Page 30	2012-13 Half-Yearly Review

Table 4.1:	General Government Sector Operating Statement (cont)

		2012-13 Budget $m	2012-13 Revised $m	2013-14	2014-15	2015-16
				Forward estimates
				$m	$m	$m

Other economic flows included in the operating result
Gain/(Loss) from other liabilities		387	111	229	302	187
Other net gains/(losses)		411	606	469	467	489
Share of earnings from associates (excluding dividends)		(89)	(89)	36	29	40
Dividends from asset sale proceeds		—	126	—	—	—
Other		128	(97)	(1)	(18)	(4)

Operating result (accounting basis)		13	(119)	311	2,146	2,471

Other economic flows - other comprehensive income
Superannuation actuarial gains/(loss)		6,829	2,984	3,768	4,907	2,723
Revaluations		1,142	2,481	2,425	2,425	2,415
Net gain/(loss) on equity investments in other sectors		2,431	1,543	5,040	4,872	4,127
Other		(34)	—	(210)	(130)	(50)

Comprehensive result - total change in net worth		10,382	6,889	11,334	14,220	11,685

KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth		10,382	6,889	11,334	14,220	11,685
Less: Net other economic flows		(11,206)	(7,666)	(11,757)	(12,853)	(9,927)

equals: Budget Result - net operating balance		(824)	(776)	(423)	1,367	1,758

less	Net acquisition of non-financial assets
Purchases of non-financial assets(a)		6,227	7,533	7,965	8,643	7,711
Sales of non-financial assets		(536)	(628)	(425)	(474)	(327)
less	Depreciation	(3,294)	(3,270)	(3,488)	(3,641)	(3,765)
plus	Change in inventories	(3)	(2)	(2)	1	(14)
plus	Other movements in non-financial assets
- assets acquired utilising finance leases		129	749	161	134	164
- other(a)		125	(1,041)	(1,426)	(1,858)	(1,192)
equals Total net acquisition of non-financial assets		2,648	3,341	2,785	2,806	2,577

equals Net Lending/(Borrowing) [Fiscal Balance]		(3,473)	(4,117)	(3,208)	(1,439)	(819)

OTHER AGGREGATES
Capital expenditure(b)		6,356	8,282	8,126	8,777	7,875

(a)	2012-13 Revised Budget reflects revised arrangements for the delivery of rail infrastructure between TfNSW and RailCorp.
(b)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

2012-13 Half-Yearly Review	Page 31

Table 4.2:	General Government Sector Balance Sheet

	June 2013 Budget $m	June 2013 Revised $m	June 2014	June 2015	June 2016
			Forward estimates
			$m	$m	$m
Assets
Financial assets
Cash and cash equivalent assets	3,930	5,087	4,621	4,639	4,624
Receivables	6,018	6,369	6,234	6,147	6,274
Tax equivalents receivable	274	462	352	247	249
Financial assets at fair value	9,287	8,425	9,344	10,208	10,828
Advances paid	1,198	965	997	1,012	1,041
Deferred tax equivalents	4,929	4,955	5,003	5,042	5,108
Equity
Investments in other public sector entities	82,904	77,909	82,822	87,584	91,616
Investments in associates	1,282	4,225	4,262	4,291	4,330
Other	29	12	12	12	12
Total Financial Assets	109,851	108,409	113,647	119,182	124,081
Non-financial assets
Inventories	278	295	292	293	280
Forestry stock and other biological assets	9	8	8	8	8
Assets classified as held for sale	188	192	150	128	126
Investment properties	228	200	200	200	200
Property, plant and equipment
Land and Buildings	57,547	63,966	64,844	65,984	67,012
Plant and Equipment	9,516	10,098	10,433	10,468	10,567
Infrastructure Systems	64,280	68,733	72,542	76,382	80,047
Intangibles	1,808	2,037	2,151	2,222	2,237
Other	1,675	1,767	2,049	2,286	2,534
Total Non-financial Assets	135,529	147,296	152,670	157,972	163,010

Total Assets	245,380	255,706	266,316	277,155	287,092

Liabilities
Deposits held	1,069	1,070	941	830	732
Payables	3,965	4,428	4,576	4,569	4,207
Tax equivalents payable	—	—	—	6	1
Borrowings and derivatives at fair value	80	14	12	10	8
Borrowings at amortised cost	30,037	31,185	35,160	37,678	39,666
Advances received	730	730	712	699	710
Employee provisions	11,902	12,802	12,710	12,575	12,565
Superannuation provisions(a)	31,266	43,432	38,732	32,912	29,389
Deferred tax equivalent provisions	712	772	763	743	724
Other provisions	6,211	6,605	6,778	7,021	7,286
Other	2,134	2,269	2,199	2,159	2,166

Total Liabilities	88,108	103,306	102,582	99,201	97,453

NET ASSETS	157,272	152,400	163,734	177,954	189,639

Net Worth
Accumulated Funds	26,753	15,613	19,694	26,811	32,135
Reserves	130,519	136,787	144,040	151,143	157,504

NET WORTH	157,272	152,400	163,734	177,954	189,639

Net Financial Worth	21,743	5,103	11,065	19,981	26,629
Net Financial Liabilities	61,161	72,805	71,758	67,603	64,988
Net Debt(b)	17,502	18,521	21,862	23,357	24,622

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

Page 32	2012-13 Half-Yearly Review

Table 4.3:	General Government Sector Cash Flow Statement

	2012-13 Budget $m	2012-13 Revised $m	2013-14	2014-15	2015-16
			Forward estimates
			$m	$m	$m
Cash Receipts from Operating Activities
Taxes received	22,103	22,182	23,424	24,846	26,557
Receipts from sales of goods & services	5,270	5,339	6,070	6,185	6,391
Grants and subsidies received	25,516	25,443	26,449	28,132	28,872
Interest receipts	370	344	368	369	359
Dividends and income tax equivalents	2,353	2,163	2,574	2,252	1,995
Other receipts	5,980	5,965	5,908	6,192	6,500
Total Operating Receipts	61,592	61,436	64,793	67,977	70,674

Cash Payments for Operating Activities
Payments for employees	(26,573)	(26,280)	(26,615)	(26,990)	(28,237)
Payments for superannuation	(3,157)	(3,162)	(3,430)	(3,632)	(3,882)
Payments for goods & services	(15,758)	(15,715)	(16,663)	(16,631)	(17,687)
Grants & subsidies paid	(9,888)	(8,894)	(9,203)	(9,178)	(9,891)
Interest paid	(1,576)	(1,606)	(1,762)	(1,956)	(2,067)
Other payments	(2,922)	(3,197)	(3,029)	(3,026)	(3,035)
Total Cash Operating Payments	(59,875)	(58,854)	(60,703)	(61,412)	(64,799)

Net Cash Flows from Operating Activities	1,717	2,582	4,091	6,564	5,875

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	520	613	437	474	327
Purchases of non-financial assets	(6,265)	(7,566)	(7,928)	(8,728)	(7,731)

Net Cash Flows from Investments in Non-Financial Assets	(5,744)	(6,953)	(7,490)	(8,255)	(7,404)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	271	341	226	218	220
Payments	(181)	(167)	(350)	(230)	(180)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	91	174	(123)	(12)	40

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	1,271	102	24	87	284
Payments	(770)	(593)	(529)	(539)	(463)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	501	(491)	(505)	(453)	(178)

Cash Flows from Financing Activities
Advances received	—	—	12	17	32
Advances repaid	(52)	(52)	(53)	(55)	(49)
Proceeds from borrowings	3,775	3,912	4,015	2,634	1,900
Repayments of borrowings	(516)	(518)	(477)	(507)	(566)
Deposits received (net)	(146)	(165)	(130)	(112)	(100)
Other financing (net)	—	7	—	—	—

Net Cash Flows from Financing Activities	3,061	3,184	3,367	1,977	1,218

Net Increase/(Decrease) in Cash Held	(375)	(1,505)	(661)	(177)	(448)

2012-13 Half-Yearly Review	Page 33

Table 4.3:	General Government Sector Cash Flow Statement (cont)

	2012-13 Budget $m	2012-13 Revised $m	2013-14	2014-15	2015-16
			Forward estimates
			$m	$m	$m
Derivation of the Cash Result
Net cash flows from operating activities	1,717	2,582	4,091	6,564	5,875
Net cash flows from investments in non-financial assets	(5,744)	(6,953)	(7,490)	(8,255)	(7,404)

Cash Surplus/(Deficit)	(4,027)	(4,371)	(3,400)	(1,690)	(1,529)

Table 4.4:	Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(4,027)	(4,371)	(3,400)	(1,690)	(1,529)
Assets acquired under finance leases	(129)	(749)	(161)	(134)	(164)
Other financing arrangements(a)	53	48	(49)	85	20

ABS GFS Surplus/(Deficit)	(4,104)	(5,071)	(3,610)	(1,739)	(1,673)

(a)	Comprises movements in payables and receivables of a capital nature.

Page 34	2012-13 Half-Yearly Review

Table 4.5:	Public Non-financial Corporation Sector Operating Statement

	2012-13 Budget $m	2012-13 Revised $m	2013-14	2014-15	2015-16
			Forward estimates
			$m	$m	$m

Revenue from Transactions
Grants and subsidies	4,129	2,714	3,095	2,889	3,294
Sale of goods and services	15,784	15,623	15,934	15,443	16,250
Interest	115	138	116	113	104
Other dividends and distributions	7	1	—	—	—
Other	692	1,891	2,293	2,742	2,049
Total Revenue from transactions	20,727	20,367	21,439	21,188	21,698

Expenses from Transactions
Employee	3,447	3,412	3,446	3,430	3,410
Superannuation
Superannuation interest cost	(39)	(33)	(29)	(25)	(21)
Other superannuation expenses	394	365	371	369	367
Depreciation and amortisation	3,198	3,140	3,432	3,659	3,915
Interest	2,162	1,912	2,203	2,551	2,753
Income tax expense	852	852	929	757	787
Other operating	8,431	7,987	7,926	7,977	8,049
Grants and transfers
Current grants and transfers	188	199	297	297	299
Capital grants and transfers	1,035	1,035	27	—	—
Total Expenses from transactions	19,669	18,870	18,602	19,014	19,558

NET OPERATING BALANCE - SURPLUS AFTER TAX	1,058	1,497	2,837	2,174	2,140

Other economic flows included in the operating result
Other net gains/(losses)	165	(130)	166	195	165
Other	8	(20)	54	64	41

Operating result (accounting basis)	1,231	1,346	3,057	2,432	2,346

Other economic flows - other comprehensive income
Superannuation actuarial gain/(loss)	1,052	(360)	636	775	442
Deferred tax direct to equity	(150)	(192)	(120)	(110)	(103)
Revaluations	1,645	2,493	2,410	2,589	2,414
Net gain/(loss) on financial instruments at fair value	(29)	46	(6)	1	2
Other	(2)	—	210	150	50

Comprehensive result - total change in net worth before transactions with owners	3,747	3,332	6,188	5,837	5,151

2012-13 Half-Yearly Review	Page 35

Table 4.5:	Public Non-financial Corporation Sector Operating Statement (cont)

			2012-13 Budget $m	2012-13 Revised $m	2013-14	2014-15	2015-16
					Forward estimates
					$m	$m	$m
KEY FISCAL AGGREGATES
Comprehensive result - total change in net worth before transactions with owners			3,747	3,332	6,188	5,837	5,151
Less: Net other economic flows			(2,690)	(1,835)	(3,351)	(3,663)	(3,012)

equals: Net operating balance - surplus after tax			1,058	1,497	2,837	2,174	2,140

less	Net acquisition of non-financial assets
	Purchase of non-financial assets		8,105	6,324	7,424	6,931	6,423
	Sales of non-financial assets		(303)	(247)	(219)	(240)	(191)
	less	Depreciation	(3,198)	(3,140)	(3,432)	(3,659)	(3,915)
	plus	Change in inventories	107	150	119	(18)	172
	plus	Other movements in non-financial assets
		- assets acquired utilising finance leases	547	547	714	309	—
		- other	(807)	434	1,814	2,216	1,572
equals Total net acquisition of non-financial assets			4,451	4,070	6,419	5,540	4,060

equals Net Lending/(Borrowing) [Fiscal Balance]			(3,393)	(2,573)	(3,582)	(3,366)	(1,921)

OTHER AGGREGATES
Capital expenditure(a)			8,652	6,871	8,138	7,240	6,423
Dividends accrued(b)			1,436	1,443	1,318	1,147	1,231

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.
(b)	Net borrowing for the PNFC sector excludes the impact of dividends accrued, and therefore does not fully reflect the sector’s call on the financial markets.

Page 36	2012-13 Half-Yearly Review

Table 4.6:	Public Non-financial Corporation Sector Balance Sheet

	June 2013	June 2013	June 2014	June 2015	June 2016
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	987	1,171	1,129	1,186	1,279
Receivables	2,467	2,420	2,412	2,421	2,524
Tax equivalents receivable	—	—	—	6	1
Financial assets at fair value	1,972	2,066	1,928	1,793	1,704
Advances paid	17	17	1	—	—
Deferred tax equivalents	709	769	760	740	720
Equity - Other	7	4	4	4	4

Total Financial Assets	6,159	6,446	6,234	6,149	6,232

Non-financial assets
Inventories	1,267	1,314	1,427	1,404	1,571
Forestry stock and other biological assets	751	734	734	734	734
Assets classified as held for sale	66	47	77	40	46
Investment properties	557	578	578	599	599
Property, plant and equipment
Land and Buildings	49,969	50,254	51,235	52,095	52,570
Plant and Equipment	5,774	4,980	6,154	6,751	6,948
Infrastructure Systems	66,380	67,455	73,619	79,997	85,406
Intangibles	1,890	1,794	2,055	2,279	2,394
Other	417	404	418	426	432
Total Non-financial Assets	127,071	127,559	136,298	144,324	150,700

Total Assets	133,230	134,006	142,531	150,473	156,932

Liabilities
Deposits held	76	90	79	80	81
Payables	3,529	3,510	3,640	3,767	3,933
Tax equivalents payable	268	455	344	239	240
Borrowings and derivatives at fair value	78	117	125	125	125
Borrowings at amortised cost	33,681	32,322	36,901	41,256	44,062
Advances received	492	492	466	434	405
Employee provisions	2,310	2,501	2,513	2,495	2,491
Superannuation provisions(a)	2,024	3,717	3,056	2,261	1,799
Deferred tax equivalent provisions	4,929	4,953	5,002	5,040	5,106
Other provisions	1,826	2,123	1,945	1,756	1,839
Other	449	480	475	459	467

Total Liabilities	49,660	50,761	54,547	57,911	60,549

NET ASSETS	83,570	83,245	87,985	92,561	96,383

Net Worth
Accumulated Funds	41,780	40,875	43,326	45,443	46,964
Reserves	41,790	42,370	44,659	47,118	49,419

NET WORTH	83,570	83,245	87,985	92,561	96,383

Net Financial Worth	(43,501)	(44,315)	(48,313)	(51,762)	(54,317)
Net Financial Liabilities	43,501	44,315	48,313	51,762	54,317
Net Debt(b)	31,351	29,767	34,513	38,916	41,690

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

2012-13 Half-Yearly Review	Page 37

Table 4.7:	Public Non-financial Corporation Sector Cash Flow Statement

	2012-13	2012-13	2013-14	2014-15	2015-16
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Receipts from sales of goods & services	15,576	15,645	16,282	15,769	16,457
Grants and subsidies received	4,129	2,713	3,095	2,889	3,294
Interest receipts	115	139	116	113	104
Other receipts	1,849	1,791	1,920	2,046	1,983
Total Operating Receipts	21,670	20,288	21,414	20,818	21,838

Cash Payments for Operating Activities
Payments for employees	(3,685)	(3,769)	(3,697)	(3,712)	(3,675)
Payments for superannuation	(386)	(716)	(367)	(364)	(366)
Payments for goods & services	(7,966)	(7,585)	(7,728)	(7,615)	(7,817)
Grants & subsidies paid	(188)	(199)	(297)	(297)	(299)
Interest paid	(2,078)	(1,782)	(2,175)	(2,486)	(2,701)
Income tax equivalents paid	(1,067)	(866)	(1,049)	(858)	(758)
Other payments	(1,459)	(1,408)	(1,527)	(1,568)	(1,541)
Total Operating Payments	(16,830)	(16,325)	(16,838)	(16,900)	(17,156)

Net Cash Flows from Operating Activities	4,840	3,963	4,575	3,918	4,682

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	304	242	220	239	192
Purchases of non-financial assets	(8,106)	(6,377)	(7,419)	(6,949)	(6,437)

Net Cash Flows from Investments in Non-Financial Assets	(7,803)	(6,134)	(7,200)	(6,710)	(6,245)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	12	103	63	46	45
Payments	(14)	(14)	(14)	(20)	(15)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(3)	89	48	26	30

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	125	102	147	163	89
Payments	(108)	(215)	(63)	(54)	(30)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	17	(113)	84	109	59

Cash Flows from Financing Activities
Advances received	—	—	210	150	50
Advances repaid	(234)	(313)	(188)	(152)	(148)
Proceeds from borrowings	4,676	3,617	4,364	4,545	3,336
Repayments of borrowings	(443)	(490)	(496)	(521)	(537)
Dividends paid	(1,194)	(1,188)	(1,432)	(1,312)	(1,137)
Deposits received (net)	(9)	(1)	(10)	1	1

Net Cash Flows from Financing Activities	2,795	1,624	2,448	2,711	1,564

Net Increase/(Decrease) in Cash Held	(153)	(571)	(44)	54	90

Page 38	2012-13 Half-Yearly Review

Table 4.7:	Public Non-financial Corporation Sector Cash Flow Statement (cont)

	2012-13	2012-13	2013-14	2014-15	2015-16
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m
Derivation of the Cash Result
Net cash flows from operating activities	4,840	3,963	4,575	3,918	4,682
Net cash flows from investments in non-financial assets	(7,803)	(6,134)	(7,200)	(6,710)	(6,245)
Dividends paid	(1,194)	(1,188)	(1,432)	(1,312)	(1,137)

Cash Surplus/(Deficit)	(4,157)	(3,360)	(4,056)	(4,104)	(2,700)

Table 4.8:	Derivation of ABS GFS Public Non-financial Corporation Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(4,157)	(3,360)	(4,056)	(4,104)	(2,700)
Assets acquired under finance leases	(547)	(547)	(714)	(309)	—
Other financing arrangements(a)	1	57	(4)	19	13

ABS GFS Surplus/(Deficit)	(4,703)	(3,850)	(4,775)	(4,395)	(2,686)

(a)	Comprises movements in payables and receivables of a capital nature.

2012-13 Half-Yearly Review	Page 39

Table 4.9:	Non-financial Public Sector Operating Statement

	2012-13 Budget $m	2012-13 Revised $m	2013-14	2014-15	2015-16
			Forward estimates
			$m	$m	$m
Revenue from Transactions
Taxation	21,292	21,382	22,611	23,991	25,569
Grants and Subsidies
Commonwealth - general purpose	14,826	14,932	15,651	16,343	16,947
Commonwealth - national agreements	7,214	7,076	7,228	7,914	8,557
Commonwealth - national partnership payments	2,667	2,581	2,480	2,825	2,315
Other grants and subsidies	385	440	622	678	759
Sale of goods and services	19,844	19,766	20,295	20,021	21,081
Interest	413	418	416	414	395
Dividend and income tax equivalent income from other sectors	79	96	86	93	90
Other dividends and distributions	553	574	475	508	535
Fines, regulatory fees and other	4,524	4,212	4,439	4,787	5,008

Total Revenue from transactions	71,797	71,476	74,303	77,574	81,255

Expenses from Transactions
Employee	29,969	29,804	30,147	30,427	31,296
Superannuation
Superannuation interest cost	161	(77)	(40)	162	410
Other superannuation	2,740	2,802	2,881	2,900	3,018
Depreciation and amortisation	6,492	6,410	6,919	7,300	7,680
Interest	4,240	4,009	4,476	4,993	5,299
Other property	1	1	1	1	1
Other operating	20,832	20,719	20,864	20,974	22,098
Grants and transfers expenses
Current grants and transfers	6,901	6,864	7,276	7,762	8,108
Capital grants and transfers	1,662	1,665	680	659	677
Total Expenses from transactions	72,998	72,196	73,206	75,179	78,587

NET OPERATING BALANCE - SURPLUS/ (DEFICIT)	(1,201)	(721)	1,097	2,395	2,668

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	387	111	229	302	187
Other net gains/(losses)	575	474	633	660	653
Share of earnings from associates (excluding dividends)	(89)	(89)	36	29	40
Other	(14)	(318)	(69)	(67)	(68)

Operating result (accounting basis)	(342)	(542)	1,927	3,318	3,480

Other economic flows - other comprehensive income
Superannuation actuarial gains/(loss)	7,881	2,624	4,404	5,682	3,165
Revaluations	2,786	4,974	4,835	5,014	4,828
Net gain/(loss) on equity investments in other sectors	133	(211)	173	186	210
Net gain/(loss) on financial instruments at fair value	(29)	46	(6)	1	2
Other	(35)	—	—	20	—

Comprehensive result - total change in net worth	10,395	6,889	11,334	14,220	11,685

Page 40	2012-13 Half-Yearly Review

Table 4.9:	Non-financial Public Sector Operating Statement (cont)

			2012-13 Budget $m	2012-13 Revised $m	2013-14	2014-15	2015-16
					Forward estimates
					$m	$m	$m

KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth			10,395	6,889	11,334	14,220	11,685
Less: Net other economic flows			(11,595)	(7,610)	(10,236)	(11,824)	(9,017)

equals: Net operating balance			(1,201)	(721)	1,097	2,395	2,668

less	Net acquisition of non-financial assets
	Purchase of non-financial assets		14,323	13,849	15,381	15,567	14,126
	Sales of non-financial assets		(839)	(874)	(644)	(713)	(519)
	less	Depreciation	(6,492)	(6,410)	(6,919)	(7,300)	(7,680)
	plus	Change in inventories	104	148	117	(17)	158
	plus	Other movements in non-financial assets
		- assets acquired utilising finance leases	677	1,297	875	443	164
		- other	(682)	(606)	388	358	380
equals Total net acquisition of non-financial assets			7,091	7,404	9,197	8,339	6,630

equals Net Lending/(Borrowing) [Fiscal Balance]			(8,292)	(8,125)	(8,100)	(5,944)	(3,962)

OTHER AGGREGATES
Capital expenditure(a)			15,000	15,146	16,256	16,010	14,290

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

2012-13 Half-Yearly Review	Page 41

Table 4.10:	Non-financial Public Sector Balance Sheet

	June 2013 Budget $m	June 2013 Revised $m	June 2014	June 2015	June 2016
			Forward estimates
			$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	4,916	6,259	5,750	5,825	5,903
Receivables	6,315	6,151	6,116	6,089	6,165
Financial assets at fair value	10,678	9,987	10,763	11,483	12,030
Advances paid	723	490	532	578	636
Equity
Investments in other public sector entities	(666)	(5,336)	(5,162)	(4,977)	(4,767)
Investments in associates	1,282	4,225	4,262	4,291	4,330
Other	37	17	17	17	17
Total Financial Assets	23,284	21,793	22,277	23,306	24,314
Non-financial assets
Inventories	1,545	1,608	1,719	1,697	1,851
Forestry stock and other biological assets	759	742	742	742	742
Assets Classified as Held For Sale	254	239	227	168	172
Investment Properties	784	778	778	799	799
Property, plant and equipment
Land and Buildings	107,516	114,220	116,079	118,079	119,582
Plant and Equipment	15,290	15,078	16,587	17,219	17,514
Infrastructure Systems	130,660	136,188	146,161	156,378	165,452
Intangibles	3,698	3,831	4,206	4,501	4,631
Other	1,908	2,025	2,322	2,565	2,820
Total Non-financial Assets	262,416	274,710	288,823	302,148	313,564

Total Assets	285,700	296,503	311,100	325,454	337,877

Liabilities
Deposits held	1,145	1,160	1,020	910	812
Payables	6,858	6,994	7,240	7,241	6,987
Borrowings and derivatives at fair value	158	131	137	135	133
Borrowings at amortised cost	63,137	63,003	71,551	78,416	83,226
Advances received	730	730	712	699	710
Employee provisions	14,178	15,270	15,190	15,035	15,020
Superannuation provisions(a)	33,291	47,149	41,788	35,173	31,189
Other provisions	6,542	7,078	7,212	7,434	7,688
Other	2,390	2,589	2,515	2,458	2,473

Total Liabilities	128,429	144,103	147,365	147,501	148,238

NET ASSETS	157,272	152,400	163,734	177,954	189,639

Net Worth
Accumulated Funds	64,834	52,676	59,104	68,245	74,984
Reserves	92,438	99,724	104,630	109,709	114,655

NET WORTH	157,272	152,400	163,734	177,954	189,639

Net Financial Worth	(105,144)	(122,310)	(125,088)	(124,195)	(123,925)
Net Financial Liabilities	104,478	116,974	119,926	119,218	119,158
Net Debt(b)	48,853	48,288	56,375	62,273	66,312

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

Page 42	2012-13 Half-Yearly Review

Table 4.11:	Non-financial Public Sector Cash Flow Statement

	2012-13 Budget $m	2012-13 Revised $m	2013-14	2014-15	2015-16
			Forward estimates
			$m	$m	$m
Cash Receipts from Operating Activities
Taxes received	21,298	21,388	22,603	23,986	25,579
Receipts from sales of goods & services	20,275	20,278	21,425	21,168	22,163
Grants and subsidies received	25,224	25,134	26,075	27,788	28,528
Interest receipts	416	410	416	414	395
Dividends and income tax equivalents	76	80	93	88	95
Other Receipts	7,804	7,641	7,729	8,239	8,535
Total Operating Receipts	75,092	74,930	78,341	81,683	85,294

Cash Payments for Operating Activities
Payments for employees	(29,983)	(29,780)	(29,978)	(30,306)	(31,517)
Payments for superannuation	(3,543)	(3,878)	(3,797)	(3,997)	(4,248)
Payments for goods & services	(22,550)	(22,156)	(22,916)	(22,872)	(24,113)
Grants & subsidies paid	(5,785)	(5,886)	(6,024)	(6,399)	(6,762)
Interest paid	(3,586)	(3,316)	(3,868)	(4,373)	(4,700)
Other payments	(4,292)	(4,593)	(4,532)	(4,574)	(4,543)
Total Operating Payments	(69,739)	(69,608)	(71,115)	(72,521)	(75,883)

Net Cash Flows from Operating Activities	5,353	5,322	7,226	9,161	9,411

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	839	870	644	713	519
Purchases of non-financial assets	(14,378)	(13,950)	(15,328)	(15,670)	(14,160)

Net Cash Flows from Investments in Non-Financial Assets	(13,539)	(13,080)	(14,684)	(14,957)	(13,641)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	45	127	117	107	126
Payments	(195)	(181)	(154)	(120)	(145)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(150)	(54)	(37)	(13)	(19)

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	1,312	143	140	234	333
Payments	(853)	(773)	(592)	(594)	(492)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	459	(630)	(452)	(359)	(159)

Cash Flows from Financing Activities
Advances received	—	—	12	17	32
Advances repaid	(52)	(53)	(54)	(55)	(49)
Proceeds from borrowings	8,455	7,532	8,364	7,185	5,227
Repayments of borrowings	(934)	(982)	(941)	(993)	(1,063)
Deposits received (net)	(154)	(166)	(141)	(112)	(99)
Other financing (net)	—	34	—	—	—

Net Cash Flows from Financing Activities	7,315	6,365	7,240	6,043	4,049

Net Increase/(Decrease) in Cash Held	(563)	(2,077)	(707)	(125)	(360)

2012-13 Half-Yearly Review	Page 43

Table 4.11:	Non-financial Public Sector Cash Flow Statement (cont)

	2012-13 Budget $m	2012-13 Revised $m	2013-14	2014-15	2015-16
			Forward estimates
			$m	$m	$m
Derivation of the Cash Result
Net cash flows from operating activities	5,353	5,322	7,226	9,161	9,411
Net cash flows from investments in non-financial assets	(13,539)	(13,080)	(14,684)	(14,957)	(13,641)

Cash Surplus/(Deficit)	(8,186)	(7,758)	(7,458)	(5,796)	(4,230)

Table 4.12:	Derivation of ABS GFS Non-financial Public Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(8,186)	(7,758)	(7,458)	(5,796)	(4,230)
Assets acquired under finance leases	(677)	(1,297)	(875)	(443)	(164)
Other financing arrangements(a)	54	105	(54)	104	34

ABS GFS Surplus/(Deficit)	(8,808)	(8,950)	(8,386)	(6,135)	(4,361)

(a)	Comprises movements in payables and receivables of a capital nature.

Page 44	2012-13 Half-Yearly Review

4.2	Loan Council Allocation

Table 4-13 presents the Budget-time estimates of the State’s Loan Council Allocation (LCA) for 2012-13 and a revised estimate taking into account recent fiscal and economic developments.

Overall, the estimated Loan Council Allocation deficit of $10.3 billion for 2012-13 has decreased and has been revised to a deficit of $9.7 billion. The variance of $0.6 billion since the 2012-13 Budget is within the tolerance limit of $1.5 billion set by Loan Council. This tolerance limit is calculated as 2 per cent of cash receipts from operating activities for the non-financial public sector.

The variance is mainly due to a $0.7 billion change in the memorandum items. The valuation of the superannuation reserves has increased due to revised assumptions regarding the scheme earnings.

Table 4.13:	Loan Council Allocation Estimates(a)

		2011-12 Actual	2012-13 Budget time Estimate $m	2012 -13 Half-Yearly Estimate $m

		$m

	General government sector cash deficit/(surplus)	5,731	4,027	4,371
	Public Non-financial Corporations sector cash deficit/(surplus)	2,608	4,157	3,360
	Non-financial public sector cash deficit/(surplus)(b)	8,328	8,186	7,758
	Acquisitions under finance leases and similar arrangements(c)	59	623	1,192
Equals:	ABS GFS cash deficit/(surplus)	8,388	8,808	8,950
Minus:	Net cash flows from investments in financial assets for policy purposes(d)	2,155	(150)	(54)
Plus:	Memorandum items(e)	(1,721)	1,374	685

	Loan Council Allocation	4,512	10,332	9,689

(a)	Cash surplus/deficits and finance leases are displayed with the opposite sign to that under which they are reported in cash flow statements. That is, a surplus is displayed as a negative number.
(b)	The non-financial public sector cash surplus/ (deficit) may not directly equate to the sum of the general government and public non-financial corporation cash deficits due to intersectoral transfers which are netted out.
(c)	Finance leases and similar arrangements are shown separately as they are deducted from the AASB 1049 cash surplus to derive the ABS GFS cash surplus.
(d)	Net cash flows from investments in financial assets for policy purposes are displayed with the same sign as reported in cash flow statement.
(e)	Memorandum items are used to adjust the ABS deficit to include in LCAs certain transactions, such as operating leases that have many of the characteristics of public sector borrowings but do not constitute formal borrowings. They are also used, where appropriate, to deduct from the ABS deficit certain transactions that the Loan Council has agreed should not be included in LCAs – for example, the funding of more than an employers’ emerging costs under public sector superannuation schemes, or borrowings by entities such as statutory marketing authorities.

Privately Financed Projects

As confirmed at the 1997 Loan Council meeting, States are to report their full contingent exposure to infrastructure projects with private sector involvement. Exposure is to be measured by the Government’s termination liabilities and disclosed as a footnote to, rather than a component, of LCAs.

2012-13 Contracts:	None to be reported.

2012-13 Half-Yearly Review	Page 45

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Page 46	2012-13 Half-Yearly Review

Appendix A:	Statement of Significant Accounting Policies and Forecast Assumptions

The Half Yearly Review includes Estimated Financial Statements for the General Government Sector.

These comprise the General Government Sector Operating Statement (Table 4.1), General Government Sector Balance Sheet (Table 4.2), General Government Sector Cash Flow Statement (Table 4.3) and Derivation of ABS GFS General Government Sector Cash Surplus / (Deficit) (Table 4.4).

These Statements cover the revised estimates for the year ending 30 June 2013 and the three forward years ending 30 June 2014, 2015 and 2016.

Scope

The Estimated Financial Statements are prepared for the NSW general government sector1, which is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics, Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (ABS GFS Manual).

The general government sector comprises government agencies that are controlled and mainly financed by the State that:

•	redistribute income and wealth; and / or

•	provide or distribute goods and services on a non-market basis to individuals and the community.

In New South Wales, the general government sector includes government departments and other agencies that have a regulatory function or provide services primarily to other general government agencies.

[1]	Estimates include all material agencies or transactions within the General Government Sector.

2012-13 Half-Yearly Review	Page A1

Basis of preparation

The Estimated Financial Statements are prepared and presented consistent with the principles adopted in the 2012-13 Budget and based on the assumptions outlined below.

The Estimated Financial Statements follow the presentation requirements for general government sector reporting set out in AASB 1049 Whole of Government and General Government Sector Financial Reporting (AASB 1049). However, due to the prospective nature of the statements, the notes have been omitted. Australian Accounting Standards do not provide guidance on the preparation and presentation of prospective financial statements. Therefore, these Estimated Financial Statements follow the presentation and principles adopted in the 2012-13 Budget and the accounting policies applied in the audited 2011-12 Consolidated Financial Statements of the New South Wales General Government Sector.

The Estimated Financial Statements reflect all policy decisions taken by the New South Wales Government, except where their financial effect is not reliably measurable (e.g. due to uncertainties regarding the timing and amount of future cash flows), as well as known Australian Government funding revisions and circumstances that may have a material effect on the Half-Yearly Review. Revised estimates for 2012-13 are based on actual results at 31 October 2012, and estimates for the period 1 November 2012 to 30 June 2013.

The Estimated Financial Statements are presented in Australian dollars. All amounts are rounded to the nearest million dollars.

Where estimates or assumptions need to be made in measuring assets and liabilities they are based on professional judgements derived from experience and other factors considered to be reasonable under the circumstances. Actual results may differ from such estimates.

The accounting policies applied in the preparation of the Estimated Financial Statements in the Half-Yearly Review are consistent with those stated in the audited 2011-12 Consolidated Financial Statements of the New South Wales General Government Sector, published in the 2011-12 New South Wales Report on State Finances as presented to Parliament, unless otherwise stated. The same accounting policies have been used for the subsequent forecast years. In particular, Note 1 Statement of Significant Accounting Policies includes information on the principles of consolidation and the recognition and measurement policies for revenues, expenses, other comprehensive income, assets and liabilities.

Key technical terms and key aggregates used in this report are defined in Note 40 of the 2011-12 Consolidated Financial Statements of the New South Wales General Government and Total State Sectors.

Page A2	2012-13 Half-Yearly Review

Material economic and other assumptions

The Estimated Financial Statements included in the Half-Yearly Review have been prepared using the material economic and other assumptions as set out below.

Table A1:	Key economic performance assumptions

	2012-13	2013-14	2014-15	2015-16
New South Wales population	7,347,100	7,433,700	7,519,100	7,605,600

Nominal gross state product ($million)	474,125	498,894	524,772	552,111

Real state final demand (per cent)	2 1/2	3	n.a.	n.a.

Real gross state product (per cent)	2	2 3/4	2 3/4	2 3/4

Unemployment rate(a) (per cent)	5 1/2	5 1/2	n.a.	n.a.

Sydney Consumer Price Index - through the year to June quarter (per cent)	3	2 1/2	n.a.	n.a.

Sydney Consumer Price Index(b) (per cent)	2 1/2	2 1/2	2 1/2	2 1/2

Wage price index (per cent)	3 1/2	3 1/2	3 1/2	3 1/2

Notes:

(a)	Year average, per cent
(b)	2012-13 forecasts include the 3/4 percentage impact of the introduction of the carbon tax
n.a.	not available

Summary of other key assumptions

The following section outlines the other key assumptions used in the preparation of the Estimated Financial Statements included in the Half-Yearly Review. The summary takes into account materiality in relation to the general government sector’s overall financial position and sensitivity to changes in key economic assumptions.

Notwithstanding these key assumptions, agency finance officers apply appropriate professional judgement in determining their agency estimated financial information.

The Estimated Financial Statements are based on the latest available information at the time of preparation of the Half-Yearly Review.

Revenue from Transactions

Taxation

The State’s taxation revenue is forecast by assessing economic and other factors that influence the tax bases. For example, for payroll tax this involves an assessment of the outlook for employment and wages. For government guarantee fees, this involves an assessment of the borrowing requirements of public non-financial corporations and their assessed credit rating differential compared with the State as a whole. The forecasts of taxation revenue also involve the analysis of historical information and relationships (using econometric and other statistical methods) and consultation with relevant government agencies.

2012-13 Half-Yearly Review	Page A3

Grants revenue

Financial assistance from the Australian Government is forecast based on the latest available information from the Australian Government at the time of preparation of the Half-Yearly Review. This takes into account the payment timetable and escalation factors relevant to each type of grant.

The goods and services tax (GST) grants are forecast based on estimates of the national GST pool by the Australian Government. For 2012-13, the GST forecast is based on the assessed relativity for New South Wales in 2012-13 and the Australian Government’s population projections. The assessed relatively is the average of the past three annual per capita relativities, as published by the Commonwealth Grants Commission.

After 2012-13, New South Wales’s share of GST is based on its estimated assessed relativity in a particular year (calculated as the average of the previous three annual per capita relativities) and the Australian Government’s population and GST projections. The forecast per capita relativities for New South Wales are based on its projected relative fiscal capacity.

Sales of goods and services

Revenue from the sale of goods and services is forecast taking into account all known factors, including estimates of changes in demand for services provided, proposed fee increases imposed by general government agencies and/or indexation.

Dividend and Income Tax Equivalents from Other Sectors

Dividend and income tax equivalent revenues are estimated by public financial and non-financial corporations based on their current statement of corporate intent in accordance with The Treasury’s Commercial Policy Framework, which includes alignment with the government’s energy dividend cap commitment.

Fines, Regulatory Fees and Other Revenues

Other Revenues include royalties for which estimates are based on assessments of coal volumes and prices and the exchange rate.

Expenses from Transactions

Employee expenses

Employee expenses are forecast based on expected staffing profiles and current salaries, conditions and on-costs. Employee expenses are adjusted over the forecast period for approved wage agreements. Beyond the period of the agreements, allowance is made for further adjustments consistent with the Government’s wages policy of a net cost of 2.5 per cent per annum. The forecasts for employee expenses also reflect the impact of new initiatives and required labour savings consistent with agency budgets.

Page A4	2012-13 Half-Yearly Review

Superannuation expense (and liabilities)

Forecasts of defined benefit superannuation liabilities are based on actuarial estimates of cash flows for the various defined benefit superannuation schemes discounted using a nominal long-term Australian Government bond yield as at 30 June less assets dedicated to fund superannuation. Gross liability estimates are based on a number of demographic and financial assumptions. The major financial assumptions used for the budget and forward estimates period are outlined in the table below.

Superannuation expenses are calculated by applying a nominal long-term Australian Government bond yield as at 30 June to the value of liabilities less expected earnings on plan assets. Significant variations in the reported superannuation liabilities may arise where the actual experience differs significantly from the assumptions. In the consolidated comprehensive operating statement, this would mainly be reported under ‘other economic flows – other comprehensive income’.

Forecast defined contribution superannuation expenses are based on assumptions regarding future salaries and contribution rates.

The Estimated Financial Statements do not incorporate the impact of the revised AASB 119 Employee Benefits which applies from 2013-14.

Table A2:	Superannuation assumptions – Pooled Fund / State Super Schemes

Pooled Fund	2012-13%		2013-14%	2014-15%	2015-16%
Liability discount rate	3.28		3.79	4.55	5.06

Expected return on investments	12.3	(b)	8.6	8.6	8.6

Expected salary increases(a)	2 1/2		2 1/2	2 1/2	2 1/2

Expected rate of CPI	2 1/2		2 1/2	2 1/2	2 1/2

Notes:

(a)	Except for the Police Superannuation Scheme where the expected annual salary increase is 3.5 per cent
(b)	NSW Treasury estimate based on year to date results and long term earnings thereafter.

Depreciation

Depreciation is forecast on the basis of known asset profiles, and assumed new asset investment and asset sales programs. The expense includes the estimated impact of the future revaluation of assets over the forecast period. The actual depreciation expense may be impacted by future changes in useful lives, carrying value, residual value or methodology.

2012-13 Half-Yearly Review	Page A5

Interest expense

The forecasts for the interest expense are based on the:

•	estimated level of New South Wales general government sector debt and

•	for new borrowings, information provided by New South Wales Treasury Corporation (TCorp) on forward contracts for TCorp bonds.

Other operating expenses

Other operating expenses mainly include the cost of supplies and services and are forecast applying appropriate economic parameters and known activity changes, including changes in the method of service delivery. Other operating expenses also reflect the impact of government efficiency strategies, such as procurement savings and efficiency dividends.

Grants and Subsidies expense

The forecast payment of financial assistance from the New South Wales Government is determined taking into account current and past policy decisions, the payment schedules and escalation factors relevant to each type of grant.

Other Economic Flows

Gains/Losses from discontinuing operations

The financial impact of future planned discontinuing operations is not recognised due to the commercial-in-confidence nature of the estimated proceeds.

Revaluations

The forward estimates include the estimated impact of revaluations of non-financial physical assets. These estimates are based on an examination and extrapolation of historical trends in asset revaluations.

Net Gain on equity investments in other sector entities

The gain/loss on equity investments in other sector entities is based on estimates of the public financial and non-financial sectors’ forward comprehensive results adjusted for transactions with owners. The underlying management estimates of future comprehensive results are based on current statements of corporate intent. Future distributions to owners are based on Treasury’s Commercial Policy Framework, which includes alignment with the government’s energy dividend cap commitment.

Page A6	2012-13 Half-Yearly Review

Assets

Land and buildings, plant and equipment, and infrastructure

The estimates of non-financial physical assets over the forecast period are at fair value and take into account acquisitions, disposals and depreciation and revaluations. New investments in assets are valued at the forecast purchase price or, where appropriate, recognised progressively over the estimated construction period. The forward estimates include the estimated impact of revaluations of non-financial physical assets. These estimates are based on an examination of expected cost trends.

The forward estimates also include provision for future capital expenditure. These include agency estimates of approved projects and future new works held within agencies, as well as a central estimate for future new works still to be approved. The central estimate for future new works is based upon historical trends.

Liabilities

Borrowings

Estimates for borrowings are based on current debt levels and the cash flows expected to be required to fund future government activities.

Employee Provisions

Employee provisions are forecast based on expected staffing profiles and current salaries, conditions and on-costs. For the forecast period, employee benefits are adjusted for approved wage agreements, with allowance made for further adjustments consistent with wages policy beyond the period of the agreements. Employee provision forecasts also reflect the impact of new initiatives and required labour savings consistent with an agency’s budget.

Superannuation Provisions

Refer to superannuation expense (above) for information on assumptions that also impact the measurement of the superannuation provisions.

Other Provisions

Other provisions include the State’s obligations for several insurance schemes. Actuarial assumptions have been applied, for future claims to be incurred, claim payments, inflation rates and liability discount rates, to calculate future claim liabilities. Actual liabilities may differ from estimates.

2012-13 Half-Yearly Review	Page A7

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